As filed with the Securities and Exchange Commission on April 30, 1997
                                                    Registration No. ___________

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                       -----------------------------------

                                    FORM S-8
                             Registration Statement
                                      Under
                           The Securities Act of 1933

                      ------------------------------------

                                 MICROAGE, INC.
               (Exact name of Registrant as specified in charter)
         Delaware                                                 86-0321346
  (State or other jurisdiction                                (I.R.S. Employer
of incorporation or organization)                            Identification No.)

                    2400 South MicroAge Way, Tempe, AZ 85282
               (Address of Principal Executive Office) (Zip Code)

                      ------------------------------------

               MICROAGE, INC. EXECUTIVE SUPPLEMENTAL SAVINGS PLAN
                              (Full title of plan)

                      ------------------------------------

    James H. Domaz                                   Copy To:
    Corporate Counsel                                Matthew P. Feeney
    MICROAGE, INC.                                   SNELL & WILMER
    2400 South MicroAge Way                          One Arizona Center
    Tempe, Arizona  85282                            Phoenix, Arizona 85004-0001
    (Name and address of agent for service)

    (602) 804-2000
    (Telephone number, including area code, of agent for service)
--------------------------------------------------------------------------------
                         CALCULATION OF REGISTRATION FEE

-------------------------------------------------------------------------------------------------------------
                                                     Proposed              Proposed
     Title of                                         Maximum               Maximum
   Securities                    Amount              Offering              Aggregate              Amount of
       to be                      to be              Price Per             Offering            Registration
  Registered(1)               Registered(2)            Share                 Price                  Fee
-------------------------------------------------------------------------------------------------------------
Deferred Compensation          $10,000,000             100%               $10,000,000            $3,031.00
Obligations

(1) The Deferred Compensation Obligations are unsecured obligations of MicroAge, Inc. to pay deferred compensation in the future in accordance with the terms of the MicroAge Inc. Executive Supplemental Savings Plan for a select group of eligible employees.

(2)  Estimated solely for the purpose of determining the registration fee.

================================================================================

                                     Part II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.           Incorporation of Documents by Reference

                  The following documents have been filed by the Company with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934 and are incorporated herein by reference:

                  1. Annual Report on Form 10-K for the fiscal year ended November 3, 1996.

                  2. Quarterly Report on Form 10-Q for the fiscal quarter ended February 2, 1997.

                  3. The description of the Company's Common Stock included in Registration Statements on Form 8-A dated June 12, 1987 (as amended on August 5, 1993, March 28, 1994, and December 30, 1994), February 24, 1989
                           (as amended on March 28, 1994 and December 30, 1994), and December 30, 1994.

                  All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.           Description of Securities

                  Under the MicroAge, Inc. Executive Supplemental Savings Plan (the "Plan"), the Company will provide eligible employees the opportunity to defer a portion of their cash compensation. The obligations of the Company ultimately to pay such deferred amounts in accordance with the Plan (the
"Obligations") will be unsecured general obligations of the Company and will rank pari passu with other unsecured and unsubordinated indebtedness of the Company from time to time outstanding. A brief description of certain aspects of the Plan follows, and is qualified in its entirety by the full text of the Plan:

                  (a) The Plan allows designated employees ("Participant(s)") to defer a portion of his or her compensation.

                  (b) The amount of compensation to be deferred by each Participant will be determined in accordance with the Plan based on elections by the Participant. Each Obligation will be payable on a date selected by the Participant in accordance with the terms of the Plan. The Obligations will be indexed to one or more investment media individually chosen by the Participant from a list specified pursuant to the Plan.

                  (c) Each Participant is an unsecured general creditor of the Company with respect to his or her own Plan benefits. Benefits are payable solely from the Company's general assets, and are subject to the risk of corporate insolvency. In the event of the Company's insolvency, each Participant's deferred compensation may be subject to a lien or security interest of the Company's creditors.

                  (d) The Company reserves the right to amend or partially or completely terminate the Plan, provided that such amendment or termination does not result in any reduction of a Participant's vested account balance, including previous earnings or losses, as of the date of such amendment or termination.

                  (e) The Company has appointed the Plan Administrator to assist in administering the Plan. The Plan Administrator has the right to interpret the Plan and determine all other matters that might arise under the terms and conditions of the Plan. Its decisions are final and binding on all Participants.

                  (f) A Participant's right or the right of any other person to the Obligations cannot be transferred, pledged, or encumbered except by a written designation of a beneficiary under the Plan or the execution of a domestic relations order.

Item 5.           Interests of Named Experts and Counsel

                  Not applicable.


Item 6.           Indemnification of Officers and Directors

                  Reference is made to Section 145 of the Delaware General Corporation Law (the "Delaware GCL"), as amended from time to time ("Section 145"), which provides for indemnification of directors and officers of a corporation in certain circumstances. Under Article IX of the registrant's Restated Certificate of Incorporation, as amended, the registrant shall, to the full extent permitted by Section 145, indemnify all persons whom it may indemnify pursuant thereto. Additionally, Article IX provides, among other matters, that the right to indemnification is a contract right, that the registrant is expressly authorized to procure insurance, that advancement of expenses by the registrant is mandatory, (except as limited by law) and for certain procedural mechanisms for the benefit of indemnified parties.

                  Article  VII of the  By-Laws of the  registrant  provides  for indemnification  of directors and officers of the registrant.  The provisions of
Article VII, among other matters,
require the registrant to indemnify certain persons to the fullest extent authorized by the Delaware GCL, as the same may now exist or may hereafter be amended (but, in the case of any such amendment only to the extent that such amendment permits the registrant to provide broader indemnification rights than such law permitted the registrant to provide prior to such amendment). Article VII provides that the right to indemnification is a contract right and makes advances of expenses incurred in defending a proceeding mandatory, provided that if required by the Delaware GCL, the person seeking such advances furnishes an undertaking to the registrant to repay all amounts so entitled to be indemnified. Article VII also expressly provides that any person claiming indemnification may sue the registrant for payment of amounts due, that the registrant in such case will have the burden of proving that the claimant has not met the standards of conduct which make it permissible to indemnify the person for the amount claimed under the Delaware GCL (except in the case of a claim for advancement of expenses, where the required undertaking, if any, has been tendered, in which case it shall not be a defense that the person has not met the applicable standards of conduct) and that neither the failure by the registrant to have made a determination that indemnification is proper, nor an actual determination by the registrant that the claimant has not met the applicable standard of conduct, is a defense to the action or creates a presumption that the claimant has not met the applicable standard of conduct.

                  The registrant has entered into indemnity agreements with certain of its directors and its officers supplementing the indemnification available under the Delaware GCL and the registrant's Restated Certificate of Incorporation and By-Laws (as described above). The indemnification agreements provide that the registrant will pay any amount which the indemnified party is legally obligated to pay because of claims made against the indemnified party based on any act, omission, neglect or breach of duty (whether occurring prior to or after the date of the indemnity agreements), while acting in his capacity as a director or officer. The payments to be made under the indemnity agreements include the amounts of all claims, damages, judgments, settlements and costs of defense of legal actions, claims or proceedings and appeals therefrom, and costs of attachment or similar bonds. However, if it is determined that such director or officer was not entitled to be indemnified in full or in part, such officer or director must repay such amount to the registrant. The indemnity agreements also cover claims made after the end of an indemnified party's service as an officer or director, but which relate to acts, omissions, or breaches of duty which occurred while serving as an officer or director.

                  The registrant currently maintains directors' and officers' liability insurance to supplement the protection provided in the registrant's
Restated Certificate of Incorporation, as amended, its By-Laws and indemnification agreements with its directors and officers, and to fund certain payments that the registrant may be required to make under any such provisions. Such insurance is renewable annually and is subject to standard terms and conditions, including exclusions from coverage.

Item 7.           Exemption from Registration Claimed

                  Not applicable.

Item 8.           Exhibits

                  Exhibit No.       Description
                  -----------       -----------

                  4.1 By-Laws of the Company, amended and restated as of April 3, 1997

                  5                 Opinion of Snell & Wilmer L.L.P.

                  23.1              Consent of Price Waterhouse LLP

                  23.2 Consent of Snell & Wilmer L.L.P. (included in the opinion filed as Exhibit 5)

                  24 Power of Attorney (included in signature page)

                  In addition to those exhibits shown above, the Company hereby incorporates by reference the following exhibits:

    Exhibit No.                Description                              Originally Filed as Exhibit
    -----------                -----------                              ---------------------------
        4.2         Restated Certificate of Incorporation              3.1 to the Company's Quarterly
                    of the Company                                     Report on Form 10-Q for fiscal
                                                                       quarter ended May 1, 1994

        4.3         Amended and Restated Rights                        1.1 to the Company's Form 8-A,
                    Agreement, dated as of September 28,               dated December 30, 1994
                    1994 between the Company and First
                    Interstate Bank of California

       4.3.1        First Amendment, dated as of                       4.2.1 to the Company's Annual
                    November 5, 1996 by and between                    Report on Form 10-K for the fiscal
                    MicroAge, Inc. and American Stock                  year ended November 3, 1996
                    Transfer and Trust Company, to
                    Amended and Restated Rights
                    Agreement, dated as of September 28,
                    1994 between the Company and First
                    Interstate Bank of California

        99          MicroAge, Inc. Executive                           10.1 to the Company's Annual
                    Supplemental Savings Plan                          Report on Form 10-K for the fiscal
                                                                       year ended November 3, 1996

       99.1         First Amendment, dated January 1,                  10.2 to the Company's Quarterly
                    1997, to the MicroAge, Inc. Executive              Report on Form 10-Q for the fiscal
                    Supplemental Savings Plan                          quarter ended February 2, 1997

Item 9.           Undertakings

                  The undersigned registrant hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                           (i) To include  any  prospectus required  by  Section
                  10(a)(3) of the Securities Act of 1933 (the "1933 Act");

                           (ii) To reflect in the prospectus any facts or events
                  arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement;

                           (iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement.

                  (2) That, for the purpose of determining any liability under the 1933 Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                  The undersigned registrant hereby undertakes that, for purposes of determining any liability under the 1933 Act, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  Insofar as indemnification for liabilities arising under the 1933 Act may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the 1933 Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the 1933 Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

                  Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tempe, State of Arizona, on April 28, 1997.

                                      MICROAGE, INC.

                                      By:      /s/ Jeffrey D. McKeever
                                               -----------------------
                                               Jeffrey D. McKeever
                                               Chairman of the Board
                                               and Chief Executive Officer

                  Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated. Each person whose signature appears below hereby authorizes Jeffrey D. McKeever and James R. Daniel, and each of them, as attorneys-in-fact, to sign his or her name on his or her behalf, individually and in each capacity designated below, and to file any additional amendments, including post-effective amendments to this Registration Statement.

             Signature                                     Title                             Date
             ---------                                     -----                             ----

By:/s/ Jeffrey D. McKeever                     Director, Chairman of the                 April 28, 1997
   -------------------------------------       Board, Chief Executive Officer
        Jeffrey D. McKeever                    (Principal Executive Officer)


By:/s/ Alan P. Hald                            Director, Vice-Chairman of the            April 28, 1997
   -------------------------------------       Board, and Secretary
        Alan P. Hald

By:/s/ William H. Mallender                    Director                                  April 28, 1997
   -------------------------------------
        William H. Mallender

By:                                            Director
   -------------------------------------
         Steven G. Mihaylo

By:/s/ Fred Israel                             Director                                  April 28, 1997
   -------------------------------------
        Fred Israel

By:/s/ Linda M. Applegate                      Director                                  April 28, 1997
   -------------------------------------
        Linda M. Applegate

By:/s/ Roy A. Herberger, Jr.                   Director                                  April 28, 1997
   -------------------------------------
        Roy A. Herberger, Jr.

By:/s/ James R. Daniel                         Senior Vice President and Chief           April 28, 1997
   -------------------------------------       Financial Officer and Treasurer
        James R. Daniel                        (Principal Financial Officer)


By:/s/ Raymond L. Storck                       Vice President-Controller and             April 28, 1997
   -------------------------------------       Assistant Treasurer (Principal
        Raymond L. Storck                      Accounting Officer)

                                INDEX TO EXHIBITS

                                                                          Page in Sequential Numbering
    Exhibit                                                            System in Manually Signed Original
      No.                 Description                                     On Which Exhibits May Be Found
      ---                 -----------                                     ------------------------------
      4.1       By-Laws of the Company, amended and
                restated as of April 3, 1997

      4.2       Restated Certificate of Incorporation               (Incorporated by reference to Exhibit 3.1
                of the Company                                      to the Company's Quarterly Report on
                                                                    Form 10-Q for the fiscal quarter ended
                                                                    May 1, 1994)

      4.3       Rights Agreement, dated as of February              (Incorporated by reference to Exhibit 4.2
                23, 1989, between the Company and First             to the Company's Annual Report on
                Interstate Bank, N.A.                               Form 10-K for the fiscal year ended
                                                                    September 30, 1989)

     4.3.1      First Amendment, dated as of November               (Incorporated by reference to Exhibit 4.2.1
                5, 1996 by and between MicroAge, Inc.               to the Company's Annual Report on Form 10-K
                and American Stock Transfer and Trust               for the fiscal year ended November 3, 1996)
                Company, to Amended and Restated
                Rights Agreement, dated as of September
                28, 1994 between the Company and First
                Interstate Bank of California

      4.4       First Amendment to Rights Agreement,                (Incorporated by reference to Exhibit 1.1
                dated March 25, 1994                                to Amendment No. 1 to the Company's
                                                                    Form 8-A, dated March 28, 1994)

       5        Opinion of Snell & Wilmer L.L.P.

     23.1       Consent of Price Waterhouse LLP

     23.2       Consent of Snell & Wilmer L.L.P.                    Included in Exhibit 5

      24        Power of Attorney                                   Included in signature page

      99        MicroAge, Inc. Executive Supplemental               (Incorporated by reference to Exhibit
                Savings Plan                                        10.1 to the Company's Annual Report on
                                                                    Form 10-K for the fiscal year ended
                                                                    November 3, 1996)

     99.1       First Amendment, dated January 1, 1997,             (Incorporated by reference to Exhibit
                to the MicroAge, Inc. Executive                     10.2 to the Company's Quarterly Report
                Supplemental Savings Plan                           on Form 10-Q for the fiscal quarter ended
                                                                    February 2, 1997)

                                       9